EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160597 and 333-139645) on Form S-3 and the registration statements (Nos. 333-167449, 333-158093 and 333-139128) on Form S-8 of Jamba, Inc. of our reports dated March 14, 2011, with respect to the consolidated balance sheets of Jamba, Inc. and subsidiaries as of December 28, 2010 and December 29, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended December 28, 2010, December 29, 2009 and December 30, 2008, and the effectiveness of internal control over financial reporting as of December 28, 2010, which reports appear in the December 28, 2010 annual report on Form 10-K of Jamba, Inc.

/s/ KPMG LLP

San Francisco, California

March 14, 2011